As filed with the Securities and Exchange Commission on May 25, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNOPSYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1546236
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

690 East Middlefield Road

Mountain View, California 94043

(650) 584-5000

(Address of Principal Executive Offices, including Zip Code)

Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended

Synopsys, Inc. Employee Stock Purchase Plan, as amended

(Full Title of the Plan)

John F. Runkel, Jr.

General Counsel and Corporate Secretary

Synopsys, Inc.

690 East Middlefield Road

Mountain View, California 94043

(650) 584-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, issuable under the Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended	3,000,000	$89.28	$267,840,000	$33,346.08
Common Stock, $0.01 par value per share, issuable under the Synopsys, Inc. Employee Stock Purchase Plan, as amended	5,000,000	$89.28	$446,400,000	$55,576.80
Total	8,000,000	—	—	$88,922.88

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on May 23, 2018 as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

Synopsys, Inc. (the “Registrant”) has filed this Registration Statement on Form S-8 (the “Registration Statement”) relating to (i) 3,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) issuable to eligible persons under the Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended (the “2006 Plan”) and (ii) 5,000,000 shares of Common Stock issuable to eligible persons under the Synopsys, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 14, 2017;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2018, filed with the Commission, pursuant to the Exchange Act, on February 23, 2018, and for the quarter ended April 30, 2018, filed with the Commission, pursuant to the Exchange Act, on May 25, 2018;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission, pursuant to the Exchange Act, on December 7, 2017, December 14, 2017, April 5, 2018, and April 6, 2018; and

(d) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 17, 1992, including any amendment or report filed for the purpose of updating such description (Commission File No. 000-19807).

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred).

The Registrant’s Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper personal benefit.

The Registrant’s Amended and Restated Bylaws provide for the indemnification of officers and directors to the fullest extent permissible under the Delaware Law, which provisions are deemed to be a contract between the Registrant and each director and officer who serves in such capacity while such Amended and Restated Bylaws are in effect.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has also obtained liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description	Incorporated By Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation	10-Q	000-19807	3.1	09/15/03

3.2	Amended and Restated Bylaws	8-K	000-19807	3.2	05/23/12

4.1	Specimen Common Stock Certificate (P)	S-1	33-45138	4.3	02/24/92 (effective date)

5.1	Opinion of Jones Day					X

10.4	Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended	8-K	000-19807	10.4	4/6/2018

10.7	Synopsys, Inc. Employee Stock Purchase Plan, as amended	8-K	000-19807	10.7	4/6/2018

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Jones Day (included in Exhibit 5.1)					X

24.1	Power of Attorney (included in signature page)					X

(P)	Paper exhibit

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 25th day of May, 2018.

SYNOPSYS, INC.

By:	/s/ John F. Runkel, Jr.
Name: John F. Runkel, Jr.
Title: General Counsel and Corporate Secretary

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trac Pham and John F. Runkel, Jr., and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Aart J. de Geus	Co-Chief Executive Officer (Co-Principal Executive
Aart J. de Geus	Officer) and Chairman of the Board of Directors	May 25, 2018

/s/ Chi-Foon Chan	Co-Chief Executive Officer (Co-Principal Executive
Chi-Foon Chan	Officer), President and Director	May 25, 2018

/s/ Trac Pham	Chief Financial Officer (Principal Financial Officer)
Trac Pham		May 25, 2018

/s/ Sudhindra Kankanwadi	Vice President, Corporate Controller (Principal
Sudhindra Kankanwadi	Accounting Officer)	May 25, 2018

/s/ Janice D. Chaffin	Director
Janice D. Chaffin		May 25, 2018

/s/ Bruce R. Chizen	Director
Bruce R. Chizen		May 25, 2018

/s/ Mercedes Johnson	Director
Mercedes Johnson		May 25, 2018

/s/ Chrysostomos L. Nikias	Director	May 25, 2018
Chrysostomos L. Nikias

/s/ John G. Schwarz	Director	May 25, 2018
John G. Schwarz

/s/ Roy Vallee	Director	May 25, 2018
Roy Vallee

/s/ Steven C. Walske	Director	May 25, 2018
Steven C. Walske